                                                                     EXHIBIT 12

CINEMARK USA, INC. AND SUBSIDIARIES
10K

COMPUTATION OF EARNINGS TO FIXED CHARGES

                                                  12 Mos Ended    12 Mos Ended    12 Mos Ended    12 Mos Ended    12 Mos Ended
                                                  Dec. 31,2000    Dec. 31,1999    Dec. 31,1998    Dec. 31,1997    Dec. 31,1996
                                                  ------------    ------------    ------------    ------------    ------------
COMPUTATION OF EARNINGS:

REGISTRANT'S PRETAX INCOME FROM
  CONTINUING OPERATIONS                            (10,423,085)      7,711,789      22,476,984      25,690,013      26,962,461
CAPITALIZED INTEREST                                  (180,622)     (3,987,319)     (4,182,404)     (1,991,397)     (3,865,246)
                                                  ------------    ------------    ------------    ------------    ------------
TOTAL EARNINGS                                     (10,603,707)      3,724,470      18,294,580      23,698,616      23,097,215

COMPUTATION OF FIXED CHARGES:

INTEREST EXPENSE                                    36,814,404      28,900,625      22,476,984      32,703,303      19,551,655
CAPITALIZED INTEREST                                   613,614       4,312,499       4,397,643       2,152,816       3,928,454
AMORTIZATION OF DEBT ISSUE COST & DEBT DISCOUNT      1,059,949       1,030,339         930,101         783,972         824,743
INTEREST FACTOR ON RENT EXPENSE                     36,162,868      29,936,114      20,427,123      12,911,689      11,468,682
                                                  ------------    ------------    ------------    ------------    ------------

TOTAL FIXED CHARGES                                 74,650,835      64,179,577      48,231,851      48,551,780      35,773,534

TOTAL EARNINGS AND FIXED CHARGES                    64,047,128      67,904,047      66,526,431      72,250,396      58,870,749
                                                  ------------    ------------    ------------    ------------    ------------

RATIO OF EARNINGS TO FIXED CHARGES                        0.86            1.06            1.38            1.49            1.65
                                                  ============    ============    ============    ============    ============


                                                 12 Mos Ended
                                                 Dec. 31,1995
                                                 ------------
REGISTRANT'S PRETAX INCOME FROM
  CONTINUING OPERATIONS                            23,256,537
CAPITALIZED INTEREST                               (1,726,155)
                                                 ------------
TOTAL EARNINGS                                     21,530,382

COMPUTATION OF FIXED CHARGES:

INTEREST EXPENSE                                   18,549,833
CAPITALIZED INTEREST                                1,745,720
AMORTIZATION OF DEBT ISSUE COST & DEBT DISCOUNT       824,014
INTEREST FACTOR ON RENT EXPENSE                    10,291,069
                                                 ------------

TOTAL FIXED CHARGES                                31,410,636

TOTAL EARNINGS AND FIXED CHARGES                   52,941,018
                                                 ------------

RATIO OF EARNINGS TO FIXED CHARGES                       1.69
                                                 ============
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